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                                                                    EXHIBIT 23.2



                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated December 13, 2000 for The InterCept Group, Inc. included in The InterCept Group, Inc.'s Form 8-K dated December 18, 2000 and to and to all references to our Firm included in this registration statement. Our report dated February 25, 2000 included in The InterCept Group, Inc.'s Form 10-K for the year ended December 31, 1999 is no longer appropriate since restated financial statements have been presented giving effect to a business combination accounted for as a pooling of interest.



ARTHUR ANDERSEN LLP



Atlanta, Georgia
December 18, 2000